Exhibit 16.1

June 24, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE: China World Trade Corporation Form 8-K/A

We were informed on May 2, 2003, that China World Trade Corporation had dismissed us as its independent registered public accountant.

We have read the statements that we understand China World Trade Corporation will include under Item 4.01 of the Form 8-K/A report it will file regarding the change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with any other statements made under Item 4.01.

/s/ Robison, Hill & Co.

Salt Lake City, Utah